SOUND SOURCE INTERACTIVE, INC.
                           26115 Mureau Road
                        Calabasas, California 91302

             DEFINITIVE INFORMATION STATEMENT PURSUANT TO SECTIONS
            14(c) and 14(f) OF THE SECURITIES EXCHANGE ACT OF 1934

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY

          ------------------------------------------------------------

     This Information Statement (the "Information Statement") is being mailed on or about November 6, 2000, to the holders of record, as of the close of business on November 6, 2000, of shares of the common stock, par value $0.001 per share (the "Common Stock"), of Sound Source Interactive, Inc., a Delaware corporation (the "Company").

     This Information Statement is being mailed to you to advise you of an anticipated change in the composition of the Board of Directors of the Company (the "Board"). On September 8, 2000, the Company and TDK USA Corporation ("TDK") entered into a common stock purchase agreement (the "Purchase Agreement"), pursuant to which TDK agreed to purchase, and the Company agreed to sell, a total of 16,667,000 shares of Common Stock, for the purchase price of $.30 per share and an aggregate purchase price of $5,000,100. On September 11, 2000, TDK acquired 4,750,000 shares of Common Stock for an aggregate purchase price of $1,425,000 (the "Initial Closing"). Pursuant to the Purchase Agreement, TDK has agreed to purchase an additional 11,917,000 shares of Common Stock for an aggregate purchase price of $3,575,000 (the "Subsequent Closing"). The Subsequent Closing is subject to the satisfaction of certain conditions, including (i) the filing of the Charter Amendment (as defined below) and (ii) (a) the resignation of each of Richard Azevedo, Mark A. James and Samuel L. Poole as directors of the Company and (b) the resulting vacancies having been filled by certain persons designated by TDK (the "TDK Nominees"). Each of Mr. Azevedo, Mr. James and Mr. Poole have submitted their resignations as members of the Board, but these resignations will not become effective until the Subsequent Closing. The TDK Nominees have been appointed by the remaining members of the Board to fill such vacancies, and these appointments also will become effective as of the Subsequent Closing. Subject to the notification requirement of Rule 14(f) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no further corporate approvals of the appointment of the TDK Nominees are necessary. Therefore, no approval rights are afforded to, nor are any consents or proxies being solicited from, the Company's stockholders with respect to the appointment of the TDK Nominees. Immediately after the Subsequent Closing, the Board of Directors is expected to consist of five members, of whom a majority will be designated by TDK.
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     This Information Statement is also being mailed to you to advise you of the approval by written consent in lieu of a meeting dated September 11, 2000 by holders of 5,984,634 shares of Common Stock, of amendments to the Company's Certificate of Incorporation (the "Charter Amendment") to (a) change the name of the Company to "TDK Mediactive, Inc." and (b) to increase the number of shares of Common Stock the Company is authorized to issue from 20,000,000 to 50,000,000. Stockholder approval for the Charter Amendment was obtained by written consent of stockholders holding a sufficient number of shares of the Common Stock pursuant to Section 228 of the Delaware General Corporation Law ("Section 228"), but such approval will only become effective 20 days following the mailing of this Information Statement to the Company's stockholders as required under the Exchange Act. No further corporate approvals of the Charter Amendment are required. The form of the Charter Amendment is attached to this Information Statement as Exhibit A.

     No dissenters' or appraisal rights under the Delaware General Corporation Law are afforded to the Company's stockholders as a result of the Charter Amendment or the appointment of the TDK Nominees. Accordingly, this Information Statement is being furnished solely for the purpose of informing you of these matters in compliance with Sections 14(c) and 14(f) of the Exchange Act and subsection (d) of Section 228. Nevertheless, you are urged to read this Information Statement carefully and in its entirety.

FORWARD-LOOKING STATEMENTS

     From time to time, in written reports and oral statements, management may discuss its expectations regarding the Company's future performance. Generally, these statements relate to business plans or strategies, projected or anticipated benefits, or other consequences of such plans or strategies or other actions taken or to be taken by the Company, including the impact of such plans, strategies or actions on the Company's results of operations or components thereof, projected or anticipated benefits from operational changes, acquisitions or dispositions made or to be made by the Company, or projections involving anticipated revenues, costs, earnings or other aspects of the Company's results of operations. The words "expect," "believe," "anticipate," "project," "estimate," "intend" and similar expressions, and their opposites, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance but rather are based on currently available competitive, financial and economic data and management's operating plans. These forward-looking statements involve risks and uncertainties that could render actual results materially different from management's expectations. Such risks and uncertainties include, without limitation, the availability of capital to fund operations, including expenditures for product development, risks related to the Company's limited operating history, risks related to the Company's ability successfully to implement its revised business strategy, general economic conditions and other risk factors (the "Risk Factors") described from time to time in the Company's reports filed with the Securities and Exchange Commission (the "SEC").

     All statements herein that are not statements of historical fact are forward-looking statements. Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that those expectations will prove to have been correct. Certain other important factors that could cause actual results to differ materially from management's expectations ("Cautionary Statements") are disclosed in this information statement and in the other filings of the Company with the SEC. All written forward-looking statements by or attributable to management in this information statement are expressly qualified in their entirety by the Risk Factors and the Cautionary Statements.

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Investors must recognize that events could turn out to be significantly different from what management currently expects.

INFORMATION RELATING TO THE COMPANY'S COMMON STOCK

     As of October 24, 2000, the authorized capital stock of the Company consisted of 20,000,000 shares of Common Stock, of which 10,661,796 shares were issued and outstanding, and of which an additional 9,269,974 shares were reserved for issuance upon exercise of outstanding warrants and options. As described below under "Change of Control Transaction," on September 11, 2000, TDK acquired 4,750,000 shares of Common Stock, representing beneficial ownership of approximately 45% of the Company's outstanding Common Stock and will, subject to certain conditions precedent, acquire an additional 11,917,000 shares of Common Stock. Upon consummation by TDK of the purchase of an additional 11,917,000 shares of Common Stock, TDK will own a total of 16,667,000 shares of Common Stock representing beneficial ownership of approximately 74% of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

     Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

     The foregoing description of the Company's capital stock is a summary, does not purport to be complete and is subject in all respects to the applicable provisions of the Company's Certificate of Incorporation, and the information herein is qualified in its entirety by this reference.

CHANGE OF CONTROL TRANSACTION

     AGREEMENTS WITH TDK

     On September 8, 2000, the Company and TDK entered into the Purchase Agreement pursuant to which TDK agreed to purchase, and the Company agreed to sell, a total of 16,667,000 shares of Common Stock, for the purchase price $.30 per share and an aggregate purchase price of $5,000,100. The Purchase Agreement contains representations, warranties, covenants and conditions customary for a transaction of this size and nature.

     On September 11, 2000, TDK acquired 4,750,000 shares of Common Stock for an aggregate purchase price of $1,425,000 (the "Initial Closing", as previously defined). Pursuant to the Purchase Agreement, TDK has agreed to purchase an additional 11,917,000 shares of Common Stock for an aggregate purchase price of $3,575,000 (the "Subsequent Closing", as previously defined). The Subsequent Closing is subject to the satisfaction of certain conditions, including (i) the filing of the Charter Amendment and (ii) (a) the resignation of each of Richard Azevedo, Mark A. James and Samuel L. Poole as directors of the Company and (b) the resulting vacancies having been filled by the remaining directors appointment of the TDK Nominees. Each of Mr. Azevedo, Mr. James and Mr. Poole have submitted their resignations as members of the Board, but these resignations will not become effective until the Subsequent Closing. The TDK Nominees have been appointed by the remaining members of the

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Board to fill such vacancies, and these appointments also will become effective as of the Subsequent Closing. The TDK Nominees have been appointed to serve as members of the Board until the next annual meeting of the stockholders or until their successors have been duly elected and qualified. Immediately after the Subsequent Closing, the Board of Directors is expected to consist of five members, of whom a majority will be designated by TDK. There can be no assurance that all of the conditions will be satisfied and that the Subsequent Closing will occur on the terms set forth in this Information Statement or at all.

     Following the consummation of the Initial Closing, TDK became the Company's largest stockholder. Upon the consummation of the Subsequent Closing and based upon the current number of shares of Common Stock outstanding, TDK will own approximately 74% of the outstanding Common Stock.

     The Company intends to use the proceeds of the issuance of Common Stock to TDK for general corporate purposes, and pursuant to the Purchase Agreement, is prohibited from using such proceeds for (i) the payment of any dividend or other distribution in respect of any of the Common Stock, or (ii) the repurchase, redemption or other acquisition of any of the shares of Common Stock or other securities of the Company, without the prior approval of TDK.

     Simultaneous with the Initial Closing, the Company and TDK entered into a registration rights agreement (the "Registration Rights Agreement") pursuant to which the Company granted to TDK certain registration rights with respect to the Common Stock purchased and owned by TDK pursuant to the Purchase Agreement.

     Upon the consummation of the Subsequent Closing, the exercise price of the Company's public warrants (the "Public Warrants") will decrease to $2.18 and the number of shares of Common Stock issuable thereunder will increase to 12,622,397.

     LOCK-UP AGREEMENT WITH VINCENT J. BITETTI

     Simultaneous with the Initial Closing, the Company, TDK and Mr. Bitetti entered into a Lock-Up Agreement, whereby Mr. Bitetti agreed to certain limitations on his rights to sell or otherwise transfer any Common Stock that he now owns or may acquire from the Company pursuant to options that he now holds. The Lock-Up Agreement provides that until the first anniversary of the Subsequent Closing, Mr. Bitetti may not sell or otherwise transfer any such Common Stock. The foregoing restriction shall lapse and expire as follows:
(a) on the first anniversary date of the date of the Subsequent Closing, as to forty percent (40%) of the Common Stock then owned by Bitetti, (b) on the second anniversary date of the date of the Subsequent Closing, as to one-third (1/3) of the Common Stock then owned by Bitetti that are subject to restriction under the Lock-Up Agreement immediately prior to such anniversary date, (c) on the third anniversary date of the date of the Subsequent Closing, as to one-half (1/2) of the Common Stock then owned by Bitetti that are subject to restriction under the Lock-Up Agreement immediately prior to such anniversary date; and (d) on the fourth anniversary date of the date of the Subsequent Closing, as to any remaining Common Stock then owned by Bitetti.

     CHARTER AMENDMENT

     On August 29, 2000 the Board authorized, and on September 11, 2000, more than 50% of the Company's issued and outstanding Common Stock approved by written consent, an amendment to the Company's Certificate of Incorporation (the "Charter Amendment", as previously defined) to (i) increase the number of

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authorized shares of Common Stock from 20,000,000 to 50,000,000 and to (ii)
change the name of the Company to "TDK Mediactive, Inc." The increase in the number of authorized shares and the change of the corporate name will become effective upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware, which will occur on the first business day that is at least twenty (20) days after the date this Information Statement is mailed to the Company's stockholders. The filing of the Charter Amendment is a condition precedent to the consummation of the Subsequent Closing.

     The Board of Directors of the Company and the management of the Company believe that changing the Company's corporate name to TDK Mediactive, Inc. is justified and appropriate because the name "TDK" is more readily recognizable to the general public. There will be no exchange of stock certificates following the effectiveness of the name change; instead, existing supplies of stock certificates will be overprinted with the Company's new name and used in all future issuances. Existing outstanding certificates bearing the name "Sound Source Interactive, Inc." will continue to represent shares of outstanding Common Stock following the name change.

     Currently, there is an insufficient number of shares of Common Stock available to consummate the Subsequent Closing. Thus, the increase in the number of shares of Common Stock is to allow for the issuance of shares of Common Stock to TDK at the Subsequent Closing. The remaining shares of Common Stock will be available for issuance in the future. The rights of the Company's stockholders will not be affected by the increase in the number of authorized shares of Common Stock, although their ownership percentage of the Company may be diluted upon the issuance of any of the shares of Common Stock referenced above.

     SUBSIDIARY NAME CHANGE

     Sound Source Interactive, Inc., a California corporation, is a wholly-owned subsidiary of the Company (the "Subsidiary"). Pursuant to the Purchase Agreement, on September 8, 2000 the board of directors of the Subsidiary authorized, and the Company, as the Subsidiary's sole shareholder, approved by written consent, an amendment to the Subsidiary's Articles of Incorporation to change the name of the Subsidiary to "TDK Mediactive, Inc.", which was filed with the California Secretary of State on September 11, 2000.

     COMPOSITION OF THE BOARD OF DIRECTORS

     Following the appointment of the TDK Nominees, the Board of Directors will consist of two continuing directors, Vincent J. Bitetti and John T. Wholihan (the "Continuing Directors") and three new TDK Nominees. The name, age and present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of the two Continuing Directors are set forth below:

     Vincent J. Bitetti, age 45, founded Sound Source Interactive, Inc., a California corporation, now known as "TDK Mediactive, Inc." (the "Subsidiary", as previously defined), in 1989 and served as the President of the Subsidiary from its formation. For the period from the acquisition by the Company of the Subsidiary in 1994 until November 12, 1999, Mr. Bitetti served as the Chairman of the Board and Chief Executive Officer and as a director of both the Company and the Subsidiary. Effective November 12, 1999, Mr. Bitetti resigned as Chairman of the Board of the Company. Mr. Bitetti has been a director of the Company since 1994.

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     John T. Wholihan, age 62, has been Dean of the College of Business
Administration at Loyola Marymount University since 1984. Previously, he served for five years as an Associate Dean at Bradley University, where he also served as Director of the MBA Program and as Director of the Small Business Institute. During this period, he also taught in the areas of strategic management and international business. He was a Fulbright Scholar in Brazil in 1977. Mr. Wholihan holds a B.S. from the University of Notre Dame, an MBA from Indiana University and a Ph.D. from The American University. He has published numerous articles and other scholarly works. He is a member of several academic associations and honor societies, including the Academy of Management, the Small Business Institute Directors Association, Beta Gamma Sigma and Alpha Sigma Nu. He currently is President of the Western Association of Collegiate Schools of Business. He is past President of the Association of Jesuit Colleges and Universities - Business Deans. He was the founding President of the International Association of Jesuit Business Schools. He is a member of the Rotary Club of Los Angeles, the Financial Executives Institute and the Jonathan Club. He has served on the board of directors of several small companies and currently is a member of the Board of Trustees of the TIP Funds, a family of publicly traded mutual funds. He is the immediate past Chairman of the Board of Notre Dame Academy in Los Angeles. Mr. Wholihan has been a director of the Company since April 1998.

     The name, age and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each of the three TDK Nominees are set forth below. TDK has informed the Company that each of such persons has consented to act as a director.

     Kenichi Aoshima, age 55, has been the President of TDK USA Corporation since 1995.

     Masatoshi Shikanai, age 51, has been the President of TDK Recording Media Europe S.A. ("TRE") since May 1999. He served as TRE's Executive Vice-President, General Manager of Sales Division from April 1995 to April 1999, and TRE's Executive Director Corporate Strategies from January 1990 to March 1995.

     Shin Tanabe, age 47, has been an Executive Director of TRE since April 1999, where he is responsible for the TDK Mediactive, a dedicated business unit for the entertainment software business established in April 1999. He served as TRE's Recording Media Sales Executive Director from June 1995 to March 1999, and TRE's Recording Media Marketing Director from June 1991 to May 1995.

     The Company has been advised by TDK that, to the best of TDK's knowledge, none of the TDK Nominees (i) is currently a director of, or holds a position with, the Company, (ii) has a familial relationship with any of the directors or executive officers of the Company, (iii) beneficially owns any securities (or rights to acquire securities) of the Company, (iv) is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries, in any legal proceeding, or (v) has been involved in any transactions with the Company or any of its directors, executive officers or affiliates which are required to be disclosed pursuant to the rules and regulations of the SEC.


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     EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company as of September 30, 2000 are as described below. Additional information concerning Mr. Bitetti is set forth above.

     Name                     Age     Position
     ----                     ---     ---------

     Vincent J. Bitetti        45     Interim Chief Executive
                                      Officer and Director

     Jeffrey Court             48     Vice President of Finance and acting
                                      Chief Financial Officer

     Eugene Code               54     Vice President of International Business
                                      Affairs and Corporate Secretary


     Jeffrey Court was recruited to Sound Source in August 1998 to manage the accounting and management control systems and to support the production of financial statements. On January 8, 1999, Mr. Court was appointed Vice President of Finance and acting Chief Financial Officer. He came to the Company with over 18 years of experience as a senior accountant, corporate controller and chief financial officer. Since May 1988, Mr. Court has held finance management positions in related industries, including serving as controller of Metropolis, a Southern California-based publisher of video game magazines, from July 1997 to July 1998, serving as corporate controller of Klasky Csupo, Inc., a Southern California-based animation production company, from May 1995 to June 1997; and serving as chief financial officer of Full Moon Entertainment, a Southern California-based motion picture production and distribution company, from May 1988 to April 1995.

     Eugene Code was appointed Vice President of International Affairs and Corporate Secretary on January 8, 1999 after having served in various capacities within the Company since 1994. While at the Company, Mr. Code has managed contract administration and the international product republishing program. He successfully negotiated the Company's entry into the world market by coordinating development of over 30 localized products. He has recently concluded agreements with TRE for localization, republishing and distribution. He manages the Company's efforts in support of TRE's product localization initiative to bring the Company's products to market in as many as 20 languages for distribution in over 60 countries. His mandate is to explore new market areas for product adaptation and development. Mr. Code joined the Company in 1994 with over 20 years of international contract management and administration experience. Prior to joining the Company, Mr. Code served in management positions in the defense industry where he managed development of projects associated with advanced weapons systems. Earlier positions also included liaison with the Navy and industry for fleet weapons retrofitting and repair.

ORGANIZATION AND REMUNERATION OF THE BOARD OF DIRECTORS

     BOARD COMMITTEES

     The Board currently has appointed three standing committees: the Audit Committee, the Compensation Committee and the Strategic Planning Committee.

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     The Audit Committee consists of Richard Azevedo, Mark A. James and Samuel
L. Poole. Its purpose is to recommend the appointment of an independent auditor for the Company, review the scope of the audit, examine the auditor's reports, make appropriate recommendations to the Board of Directors as a result of such review and examination and make inquiries into the effectiveness of the financial and accounting functions and controls of the
Company.   In the event of and upon consummation of the Subsequent Closing, it is anticipated that the Audit Committee shall consist of Kenichi Aoshima, Masatoshi Shikanai and John T. Wholihan.

The Compensation Committee consists of Richard Azevedo, Samuel L. Poole and John T. Wholihan. It is responsible for reviewing and setting the compensation of executive officers of the Company and for administering the Company's stock option plans. In the event of and upon consummation of the Subsequent Closing, it is anticipated that the Compensation Committee shall consist of Kenichi Aoshima, Masatoshi Shikanai and John T. Wholihan.

The Strategic Planning Committee consists of Vincent J. Bitetti, Mark A.
James and Samuel L. Poole. The Strategic Planning Committee is responsible for overseeing the development of the Company's strategic planning process. In the event of and upon consummation of the Subsequent Closing, it is anticipated that the Strategic Planning Committee shall consist of Vincent J. Bitteti, John T. Wholihan and Shin Tanabe.

                        BOARD AND COMMITTEE MEETINGS

     In fiscal 2000, the Board of Directors held four meetings. Board committees met as follows during fiscal 2000: the Compensation Committee did not meet, the Audit Committee met one time and the Strategic Planning Committee met one time. The total combined attendance for all Board and Committee meetings was 92%. All directors attended at least 92% of the meetings of the Board and of the committees on which they served.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is entitled to receive a director's fee of $15,000 per year, and to be reimbursed for out-of-pocket expenses incurred in connection with his attendance at meetings. However, no such fees have been paid since June 1998. Instead, each director of the Company agreed to accept shares of the Company's Common Stock in lieu of cash in payment of the accrued fees and all fees that became payable through June 30, 2000 pursuant to the Company's 1999 Director Stock Plan (the "1999 Director Stock Plan"). The Company paid all of the director fees accrued through June 30, 2000, which totaled $120,000 in the aggregate, in 333,888 shares of its Common Stock. The purchase price for the Common Stock issuable in payment of such director fees was .3594 per share, which was the fair market value of the Common Stock on December 29, 1999, the date on which the Company's stockholders approved the 1999 Director Stock Plan and the issuance of such 333,888 shares of Common Stock in payment of the director's fees.

     In addition, pursuant to the 1999 Director Stock Plan, each non-employee director receives nonqualified stock options to acquire 10,000 shares of Common Stock upon appointment as a director, and receives nonqualified stock options to acquire an additional 10,000 shares of Common Stock for each additional year that the non-employee director continues to serve on the Board of Directors. Such options previously were granted pursuant to the Company's 1995 Amended and Restated Stock Option Plan (the "1995 Stock Option Plan"). Each option granted to a non-employee director vests and becomes exercisable

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as to 50 percent of the shares of Common Stock subject to the option on the first anniversary date of the grant and as to the remaining 50 percent on the second anniversary date of the grant, and expires on the earlier of ten years from the date the option was granted, the expiration of the 1995 Stock Option Plan or the 1999 Director Plan, as applicable, or three weeks after the optionee ceases to be a director of the Company. The exercise price of such options is equal to 100 percent of the fair market value of the Common Stock issuable upon exercise of the option on the date on which such options are granted. Each option is subject to the other provisions of the 1995 Stock Option Plan or the 1999 Director Plan, as applicable.

     Each of Richard Azevedo, Mark A. James and Samuel L. Poole shall have resigned as directors of the Company effective as of the Subsequent Closing. Of the options to purchase 20,000 shares of Common Stock granted to each of such nonemployee directors, options to purchase 5,000 shares are currently vested, and options to purchase 15,000 shares of common stock are currently unvested. On August 29, 2000, the Board resolved that the unvested options to purchase 15,000 shares of Common Stock held by each of Richard Azevedo, Mark
A. James and Samuel L. Poole shall immediately accelerate and vest in full upon consummation of the Subsequent Closing.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION

     The following table sets forth information concerning compensation of the Company's Chief Executive Officer and the Company's only other employee who received salary and bonus compensation from the Company in excess of $100,000 for the fiscal year ended June 30, 2000 (the "Named Executives").

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                            SUMMARY COMPENSATION TABLE


                                    Annual Compensation         Long-Term Compensation
                                    --------------------        ----------------------
                               Fiscal                            Stock           All Other
 Name and Principal Position    Year     Salary    Bonus(1)   Options (Shares) Compensation(2)
 ---------------------------   ------    ------    -------    ---------------- ----------------
 Vincent J. Bitetti             2000     290,692    29,412          0              24,612
     Chief Executive Officer    1999     240,000   132,500          0              23,288
                                1998     210,466    79,000     50,000              22,543

 Tanya Baker                    2000     100,436         0     10,000              11,858
     Vice President of Sales(3) 1999      61,167         0     15,000               4,682

----------------------

     (1) The bonus paid in fiscal 1999 was earned in fiscal 1998. $60,000 of Mr. Bitetti's 1999 bonus was accrued in fiscal 1998.

     (2) The amounts in this column consist of the following: (1) personal use of Company car: Mr. Bitetti - $12,000 (2000), $12,000 (1999),
             $12,000 (1998); Ms. Baker - $3,200 (2000), $1,400 (1999); (b)
             life insurance premiums: Mr. Bitetti - $7,333 (2000), $6,358
             (1999), $6,143 (1998); (c) medical insurance premiums: Mr. Bitetti - $5,279 (2000), $4,930 (1999), $4,400 (1998); Ms. Baker
             - $8,658 (2000), $3,282 (1999).

     (3)     Ms. Baker became an employee of the Company during October 1998.

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     OPTION GRANTS

     The following table sets forth information regarding grants of options to and exercises of options by the Named Executives during the fiscal year ended June 30, 2000.

                              OPTION GRANT TABLE

                         Number of   Percentage of
                         Securities  Total Options
                         Underlying  Granted to
                          Options    Employees in      Exercise    Expiration
        Name              Granted    Fiscal Year      Base Price     Date
        ----             ----------  -------------    -----------  -----------
Vincent J. Bitetti              0         --               --          --
Tanya Baker                10,000         11%            $.315       3/1/10


     OPTION EXERCISES AND HOLDINGS

     The following table sets forth information concerning each exercise of a stock option during the fiscal year ended June 30, 2000 by each of the Named Executives and the number and value of unexercised options granted by the Company held by each of the Named Executives on June 30, 2000.

              AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                Number of      Value of
                                               Shares Under-  Unexercised
                                                 lying Un-    in-the-money
                                                 exercised      Options
                                                 Options at       at
                    Number of                     6/30/00       6/30/00
                     Shares       Value         Exercisable/   Exercisable/
   Name             Acquired   Realized (1)     Unexercisable Unexercisable(2)
   ----            ----------  -------------    -----------  ----------------
Vincent J. Bitetti          0     $0               50,000/0       $0/$0
Tanya Baker                 0      0           21,250/3,750       $0/$0

     (1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

     (2) Market value of the shares covered by in-the-money options on June 30, 2000, less the option exercise price.


     EMPLOYMENT AGREEMENT

The Company has entered into a Succession Agreement with Vincent J. Bitetti dated as of November 12, 1999, which was amended pursuant to an amendment dated as of April 15, 2000. Pursuant to the Succession Agreement, as amended, Mr. Bitetti serves as the Company's Chief Executive Officer, but has agreed to resign from this position on the earlier of (i) December 31, 2002 and (ii) the date of the appointment of a new Chief-Executive Officer. The Succession Agreement further provides that upon his resignation as Chief Executive Officer prior to December 31, 2002, Mr. Bitetti will be appointed to serve as Chairman of the Company until December 31, 2002.

     The Succession Agreement terminated Mr. Bitetti's Third Amended and Restated Employment Agreement, dated as of April 24, 1998 (the "Bitetti Employment Agreement"). The Succession Agreement, however, provides that Mr. Bitetti will remain entitled to receive substantially the same compensation and benefits to which he would have been entitled under the Bitetti Employment Agreement until December 31, 2002. A description of the compensation and benefits that Mr. Bitetti is entitled to receive pursuant to the Bitetti Employment Agreement, and which he remains entitled to receive by virtue of the Succession Agreement, is set forth below.

The Bitetti Employment Agreement entitled Mr. Bitetti to receive annual base salary of $240,000 effective April 27, 1998, subject to annual increases in accordance with the Consumer Price Index (the "CPI") commencing on April 27, 1999. Currently, Mr. Bitetti is entitled to receive annual base salary of $252,836.

Pursuant to the Bitetti Employment Agreement, Mr. Bitetti was entitled to receive a bonus in the following amounts if the Company attained the specified gross revenues for fiscal 2000:

          Cumulative
         Gross Revenues          Cash Bonus
         ---------------         ----------
          $19,200,000           $  25,000
           25,600,000              75,000
           38,400,000             125,000

     The gross revenue attainment levels required to receive each bonus level for each subsequent fiscal year were to increase by 60% annually.

Pursuant to the Bitetti Employment Agreement, Mr. Bitetti was entitled to receive a bonus in the following amounts if the Company attained the specified gross profits for fiscal 1999:

          Cumulative
         Gross Profits       Cash Bonus
         -------------       -----------
          $5,120,000        $  50,000
           5,760,000           75,000
           6,400,000          100,000

     The gross profit levels required to receive each bonus level for each subsequent fiscal year were to increase by 60% annually.

The Bitetti Employment Agreement entitled Mr. Bitetti to receive a bonus in the following amounts if the Company attained the specified levels of pre-tax profitability (defined as annual earnings before interest, taxes, depreciation and amortization divided by gross revenues) for any fiscal year during the term of Mr. Bitetti's employment agreement:

       Cumulative
     Pre-Tax Profitability       Cash Bonus
     ----------------------      ----------
              10%                 $ 50,000
              15%                  100,000

     For the fiscal year ended June 30, 2000, Mr. Bitetti did not qualify to receive a bonus under any of the three standards described above.

     Mr. Bitetti was entitled to receive certain fringe benefits under the Bitetti Employment Agreement, including use of a Company automobile or automobile allowance, $5,000,000 in life insurance coverage (provided that in no event could the Company be required to pay a premium for such insurance in excess of $7,500 per year) and the right to participate in the Company's customary benefit plans. The Bitetti Employment Agreement further provided that following the voluntary or involuntary termination of his employment by the Company, Mr. Bitetti would be entitled to two demand registration rights with respect to the Common Stock held by or issuable to him. The Bitetti Employment Agreement further provided that if the Company employs a new Chief Executive Officer, Mr. Bitetti's salary could not be less than that of such new Chief Executive Officer, up to a maximum of $300,000.

     In addition, pursuant to the April 15, 2000 amendment to the Succession Agreement, the Company agreed to pay Mr. Bitetti (i) additional compensation of $100,000 during the remainder of calendar year 2000, and (ii) a bonus of $35,000 for each calendar quarter during which the Company realizes a profit. No such bonus was earned for the quarter ended June 30, 2000, the first quarter for which Mr. Bitetti was eligible to receive this bonus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Common Stock of the Company by (i) each of the Company's current directors, the TDK Nominees and the Named Executives, (ii) all directors and Named Executives and other executive officers as a group and
(iii) each person who is known to the Company to own, of record or beneficially, more than five percent of the Common Stock. Where the persons listed have the right to acquire additional shares of Common Stock through the exercise of options or warrants within 60 days, such additional shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by such persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned.

                                         Shares Beneficially          Shares Beneficially
                                         Owned Prior to               Owned Assuming
                                         Consummation of              Consummation of
                                         Subsequent Closing(13)       Subsequent Closing(13)
                                         ----------------------       ----------------------
                                          Shares     Percent           Shares       Percent
                                          ------     -------           ------       --------
Name and Address of Beneficial Owner (1)
----------------------------------------
Current Directors

Vincent J. Bitetti (2)                    1,284,634(2)  11.99%         1,284,634(2)     5.67%
Richard Azevedo                              15,000(3)      0            113,472(5)        0
Mark A. James                                35,000(4)      0            133,472(6)        0
Samuel L. Poole                              15,000(3)      0            113,472(5)        0
John T. Wholihan                             17,000(3)      0             17,000(3)        0

TDK Nominees

Kenichi Aoshima                                   0         0%                 0           0%
Masatoshi Shikanai                                0         0%                 0           0%
Shin Tanabe                                       0         0%                 0           0%

Other Named Executives

Tanya Baker                                  21,250(7)      0             21,250(7)        0

All directors and Named Executives
and other executive officers as a group(8) 1,404,682(9) 12.97%      1,700,098(10)(11)     7.38%

Other Beneficial Owners

Louis A. Habash (12)                       1,140,000    10.69%      1,140,000             5.05%
TDK USA Corporation                        4,750,000    44.55%     16,667,000            73.82%

*     Less than 1%

     (1) The address of the current directors and the other Named Executive is 26115 Mureau Road, Suite B, Calabasas, California 91302. The address of TDK Nominees Masatoshi Shikanai and Shin Tanabe is Z.I. Bommelscheuer P.O. Box 120 L-4902 Bascharage, Grand Duchy of Luxembourg. The address of the TDK Nominee Kenichi Aoshima is 12 Harbor Park Drive, Port Washington, New York 11050. The address of Louis Habash is 5075 Spyglass Hill Drive, Las Vegas, Nevada 89122. The address of TDK USA Corporation is 12 Harbor Park Drive, Port Washington, N.Y. 11050.

     (2) Includes 50,000 shares of Common Stock issuable to Mr. Bitetti under presently exercisable options. Also includes 100,000 shares of Common Stock which Eric H. Winston is entitled to acquire from Mr. Bitetti pursuant to a presently exercisable option. Excludes 1,140,000 shares of Common Stock held by ASSI, Inc. as to which Mr. Bitetti has shared voting rights (which shared voting rights will expire upon consummation of the Subsequent Closing). On September 8, 2000, Vincent J. Bitetti granted TDK an irrevocable proxy to vote all shares of capital stock of the Company then owned or thereafter acquired by Mr. Bitetti, subject to certain limitations. See "Voting Arrangements."

     (3) Includes 15,000 shares of Common Stock issuable upon exercise of presently exercisable options. Excludes 83,472 shares vested to such director's account under the 1999 Director Stock Plan, as to which such director disclaims beneficial ownership.

     (4) Includes 35,000 shares of Common Stock issuable upon exercise of presently exercisable options.

     (5) Includes options to purchase 15,000 shares of Common Stock issuable upon exercise of presently exercisable options, options to purchase 15,000 shares of Common Stock that will vest upon such director's removal from Board at Subsequent Closing and 83,472 shares of Common Stock that will vest upon such director's removal from Board at Subsequent Closing pursuant to the 1999 Director Stock Plan.

     (6) Includes 35,000 shares of Common Stock issuable upon exercise of presently exercisable options, 15,000 shares of Common Stock that will vest upon removal from Board at Subsequent Closing and 83,472 Shares of Common Stock that will vest upon removal from Board at Subsequent Closing pursuant to the 1999 Director Stock Plan.

     (7) Includes 21,250 shares of Common Stock issuable upon exercise of presently exercisable options.

     (8) Includes 11,250 shares of Common Stock issuable to Jeff Court upon exercise of presently exercisable options and 5,548 shares of Common Stock issuable to Eugene Code upon exercise of presently exercisable options.

     (9)     Includes 8 persons.

     (10)     Includes 11 persons.

     (11) Upon consummation of the Subsequent Closing, Mr. Azevedo, Mr. James and Mr. Poole will no longer be members of the Board.

     (12) Based on information set forth in the Schedule 13(D) filed by ASSI, Inc. with the Securities and Exchange Commission on April 11, 1998, all such Common Stock is owned of record by ASSI, Inc., of which Mr. Habash is the sole beneficial owner. Excludes 1,284,634 shares of Common Stock held by Vincent J. Bitetti as to which ASSI, Inc. has shared voting rights (which shared voting rights will expire upon consummation of the Subsequent Closing).

     (13) On September 8, 2000, the Company and TDK entered into a Purchase Agreement pursuant to which TDK has agreed to purchase a total of 16,667,000 shares of Common Stock, for the purchase price of $.30 per share and an aggregate purchase price of $5,000,100. On September 11, 2000, TDK acquired 4,750,000 shares of Common Stock for an aggregate purchase price of $1,425,000. TDK has agreed to purchase an additional 11,917,000 of Common Stock for an aggregate purchase price of $3,575,100 immediately upon the filing of the Charter Amendment increasing the number of shares of Common Stock the Company is authorized to issue from 20,000,000 to 50,000,000. See "Change of Control Transaction." On September 8, 2000, Vincent J. Bitetti granted TDK an irrevocable proxy to vote all shares of capital stock of the Company then owned or thereafter acquired by Mr. Bitetti, subject to certain limitations. See "Voting Arrangements."

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Although the Company utilizes several international distributors to actively promote and sell the Company's English language products throughout most of the English speaking countries, the majority of international business is conducted via a Republishing and Distribution agreement with TRE to distribute its software titles throughout Europe and other territories. The Company signed an expanded worldwide agreement with TRE on February 28, 2000. Under the terms of the TRE agreement, the Company is paid a republishing fee on each product sold. All costs of localization of the product, product boxes and collateral materials, as well as all costs or replication, marketing, warehousing and fulfillment, are borne by TRE. The success of the localization is dependent upon the international appeal of certain of the Company's products, growth of the interactive software market internationally, the ability of the republishing partners to successfully localize and market the products and the ability of the Company to continue to obtain licenses with worldwide appeal.


     SETTLEMENT AGREEMENT

     On April 27, 1998 the Company entered into a Settlement Agreement (the "Settlement Agreement") dated as of April 24, 1998 with ASSI, Inc., NCD, Inc., The Boston Group, L.P., Vincent J. Bitetti, Ulrich E. Gottschling, Mark A. James and Robert G. Kalik. Pursuant to the Settlement Agreement the Company settled with prejudice two legal proceedings which were pending against it, its former Chairman and Chief Executive Officer Vincent J. Bitetti, and its former President and Chief Operating Officer Ulrich E. Gottschling, in Los Angeles Superior Court and which related to an attempted expansion of the Company's Board of Directors and the election of four persons to fill the expansion seats. In connection with the Settlement Agreement, the Company (i) exchanged 1,100,000 shares of its Common Stock for 4,816,657 common stock purchase warrants held by ASSI, Inc.; (ii) amended its Bylaws to provide for a seven-member Board of Directors and to permit resigning directors to vote on the appointment of their successors; (iii) appointed Richard Azevedo, Samuel
L. Poole, Wayne M. Rogers and John T. Wholihan to fill vacancies on the Board of Directors; and (iv) entered into certain related agreements described below.

     Pursuant to the Settlement Agreement, ASSI, Inc., NCD, Inc., Louis Habash and the Company entered into a Lock-Up Agreement. Such agreement provided that during the year ending May 30, 1999, ASSI, Inc., NCD, Inc. and Louis Habash (who is the beneficial owner of all of the voting securities of ASSI, Inc. and NCD, Inc.) could not sell shares of the Common Stock beneficially owned by them in an aggregate amount in excess of an amount determined by a formula, which equates to the product of approximately 94,620 shares times the number of full months, commencing with the month of May 1998, elapsed since the settlement.

     Pursuant to the Settlement Agreement, the Company entered into a Third Amended and Restated Employment Agreement (the "Bitetti Employment Agreement," as previously defined) with Vincent J. Bitetti, which amended and restated Mr.
Bitetti's prior employment agreement.   For a description of the Bitetti
Employment Agreement, see "Executive Compensation   Employment Agreement."

VOTING ARRANGEMENTS

     Pursuant to the Underwriting Agreement (the "Underwriting Agreement") dated July 1, 1996 pertaining to the Company's initial public offering, the

Company granted the underwriters for such offering, The Boston Group, L.P. and Joseph Stevens & Co., L.P., each the right to nominate from time to time one director of the Company or to have an individual designated thereby attend all Board meetings as a nonvoting advisor. In addition, Vincent J. Bitetti and Eric H. Winston agreed to vote all of their Common Stock in favor of the two director nominees selected by the underwriters. The voting agreement with the underwriters will terminate on July 8, 2001. Effective November 20, 1997, Joseph Stevens & Co., L.P. assigned to The Boston Group, L.P. its director nomination rights under the foregoing agreement.

Pursuant to a Stockholder Voting Agreement (the "Stockholder Voting
Agreement") dated as of April 30, 1996 among Vincent J. Bitetti, Eric H. Winston and ASSI, Inc., Messrs. Bitetti and Winston agreed to vote all of their Common Stock in favor of one director nominee selected by ASSI, Inc. and in favor of an amendment to the Company's Bylaws providing that the number of directors would be five, which provision could not be amended except with the consent of ASSI, Inc. In addition, ASSI, Inc. agreed to vote all of its shares of Common Stock for two directors nominated by Mr. Bitetti as long as he held at least 20 percent of the outstanding Common Stock, and for one director nominated by Mr. Bitetti for as long as he held at least ten percent but less than 20 percent of the outstanding Common Stock. The Stockholder Voting Agreement will terminate on the earlier of July 1, 2001 or the date when Messrs. Bitetti and Winston together cease to own at least ten percent of the outstanding Common Stock. This condition will be satisfied as of the Subsequent Closing, whereupon the Stockholder Voting Agreement will terminate.

     Pursuant to the Settlement Agreement, the Company received the consent (the "Consent") of ASSI, Inc. to certain matters relating to the Stockholder Voting Agreement. Among other things, the Consent provides that as between the Company, ASSI, Inc., The Boston Group, L.P. and Vincent J. Bitetti, the nominees for the seven-person Board of Directors will be determined as follows: two persons may be nominated by Bitetti as long as he holds 750,000 or more shares of the Common Stock (but only one person, if Bitetti holds more than 500,000 and less than 750,000 shares, and no person if Bitetti holds 500,000 or fewer shares); one person may be nominated by ASSI, Inc. as long as it holds 500,000 or more shares of the Common Stock (but no person if ASSI, Inc. holds fewer than 500,000 shares); up to two persons may be nominated by The Boston Group, L.P. (including as assignee of the rights of Joseph Stevens & Co., L.P.) pursuant to the Underwriting Agreement so long as it may be in effect in pertinent part; one person (an "Expansion Member") may be nominated by Mr. Bitetti (subject to approval of such person by ASSI, Inc. (unless a renomination of a presently serving nominee)); and one person (another "Expansion Member") may be nominated by ASSI, Inc. (subject to approval of such person by Mr. Bitetti (unless a nomination of a presently serving nominee)). Each Expansion Member must be independent of the Company and the person nominating such Expansion Member, and must meet certain other requirements set forth in the Consent.

Mr. Bitetti determined that it was in the Company's interests to limit the size of the Board, and therefore at the Company's most recent annual meeting of stockholders did not exercise his right to nominate one of the two persons he was then entitled to nominate pursuant to the Stockholder Voting Agreement and the Consent, and the Expansion Member he was then entitled to nominate as provided in the Consent. Accordingly, pursuant to the foregoing arrangements, the directors elected at the Company's most recent annual meeting of stockholders were nominated as follows:

     Vincent J. Bitetti as the nominee of Vincent J. Bitetti pursuant to the Stockholder Voting Agreement and the Consent.

     Richard Azevedo and Samuel L. Poole as the two nominees of The Boston Group, L.P. pursuant to the Underwriting Agreement.

     Mark A. James as the nominee of ASSI, Inc. pursuant to the Stockholder Voting Agreement and the Consent.

     John T. Wholihan as the Expansion Member nominated by ASSI, Inc. as provided in the Consent.

     The Consent is terminable at the option of ASSI, Inc. in the event of a breach of the Stockholder Voting Agreement, the Settlement Agreement or the Consent by the Company, Vincent J. Bitetti or Ulrich E. Gottschling prior to the termination of the Stockholder Voting Agreement. In the event of such termination, the authorized number of directors will be automatically reduced from seven to five at the next annual meeting of stockholders, and nominations and elections for the resulting five-member Board will be governed by the Stockholder Voting Agreement and the Underwriting Agreement, without regard to the Consent. The Consent terminates automatically upon the termination of the Stockholder Voting Agreement, which will occur as of the Subsequent Closing.

     On September 8, 2000, Vincent J. Bitetti granted TDK an irrevocable proxy to vote, or to execute and deliver written consents or to otherwise act with respect to, all shares of capital stock of the Company then owned or thereafter acquired by Mr. Bitetti (the "Proxy"). Notwithstanding, for so long as the Stockholder Voting Agreement or the Underwriting Agreement remain in effect, TDK shall not be permitted to vote Mr. Bitetti's stock in connection with the election of directors of the Company or any other matters covered by the Stockholder Voting Agreement or the Underwriting Agreement. Furthermore, TDK shall not be permitted to vote the stock of Mr. Bitetti after the Subsequent Closing, unless TDK's stockholding percentage in the Company is reduced to less than fifty percent (50%).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of the copies of the forms furnished to the Company and written representations of the Company's directors and executive officers, the Company believes that all filing requirements applicable to its officers, directors and ten-percent beneficial owners were complied with during fiscal 2000.

     Pursuant to Section 16(a) of the Exchange Act, the Company is required to identify any person who, at any time during fiscal year 2000, was a director of the Company, an executive officer of the Company or its subsidiaries, or a beneficial owner of more than 10% of the Common Stock or any other person who was subject to Section 16(a) of the Exchange Act with respect to the Company that during fiscal 2000 and failed to file on a timely basis with the SEC any report required by Section 16(a) of the Exchange Act, (which reports are on Form 3 (an initial report of beneficial ownership of common stock) and on Form 4 and Form 5 (relating to changes in beneficial ownership of common stock)). Based solely on a review of such Forms 3, 4 and 5, and amendments thereto, furnished to the Company by the reporting persons known to it, as required by Exchange Act Rule 16a-3(e), no reporting person that was required during fiscal 2000 to comply with Section 16(a) of the Exchange Act failed to comply with such requirements.

ADDITIONAL INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference rooms. The Company's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

INCORPORATION BY REFERENCE

     The following document has been previously filed by the Company with the SEC and is hereby incorporated by reference as of its respective date and to the extent required to be included in or incorporated by reference into this Information Statement by Item 13 of Schedule 14A under the Exchange Act:

     The Company's Annual Report on Form 10-KSB, for the fiscal year ended June 30, 2000.

     A copy of the Company's Annual Report on Form 10-KSB is being mailed to each stockholder together with this Information Statement. Any stockholder of the Company will be able to obtain additional copies of such document by contacting the SEC or retrieving copies from the SEC's Internet World Wide Web site. You may also obtain any current documents mentioned in this Information Statement by requesting them in writing or by telephone to the following:
Sound Source Interactive, Inc., 26115 Mureau Road, Calabasas, California 91302, Attention: Corporate Secretary, (818) 878-0505. If you request documents from the Company, they will be mailed to you by first class mail, or other equally prompt means within five business days of the receipt of your request.

                               Exhibit A

                       CERTIFICATE OF AMENDMENT

                                   OF

                      CERTIFICATE OF INCORPORATION


     Sound Source Interactive, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, at a special meeting of its members, filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the following amendment (the "Amendment") to the Second Restated Certificate of Incorporation of said corporation:

     Articles First and Fourth of the Second Restated Certificate of Incorporation of Sound Source Interactive, Inc. are hereby amended to read in their entirety as follows, effective on the date of filing of this Amendment with the Secretary of State of the State of Delaware:

     FIRST:     The name of the Corporation is TDK Mediactive, Inc.

     FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million
               (50,000,000) shares of Common Stock, par value $.001 per share, amounting in the aggregate of Fifty Thousand Dollars ($50,000).

     SECOND: That in lieu of a meeting and vote of stockholders, a majority of the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Sound Source Interactive, Inc. has caused this
certificate to be signed by                  , its President, this    day of
August, 2000.

                              SOUND SOURCE INTERACTIVE, INC.


                              By:
                                  ------------------------------
                                                      , President